Exhibit 99.1

Granite Construction Reports Third Quarter 2004 Earnings

        WATSONVILLE, Calif., Nov. 3 /PRNewswire-FirstCall/ — Granite Construction Incorporated (NYSE: GVA) announced results today for the third quarter and year-to-date 2004. The Company reported net income of $32.8 million, or $0.80 per diluted share for the third quarter ended September 30, 2004. This compares with net income of $25.8 million or $0.63 per diluted share for the same period last year.

        Total revenue for the quarter increased 20.6% to $699.8 million compared with $580.2 million a year ago. Total backlog at September 30, 2004 totaled $2.32 billion compared with $1.90 billion at September 30, 2003. $30.2 million of total Company revenue for the quarter ended September 30, 2004 and $305.1 million of backlog at September 30, 2004 results from consolidating certain construction joint ventures (prospectively beginning on January 1, 2004) as required by new accounting rules*.

        Commenting on the Company’s results, Granite President and Chief Executive Officer, William G. Dorey stated, “I am pleased with our overall third quarter results. We achieved strong levels of revenue and backlog despite reduced funding for the California Department of Transportation (Caltrans), traditionally our largest customer, and the ongoing delays of funding a long-term federal highway bill. Our Branch Division demonstrated its ability to capitalize on the available market opportunities and our Heavy Construction Division was awarded three large projects in the quarter.”

        Results by Segment

        Branch Division operating income for the quarter increased 17.9% to $56.6 million compared with $48.0 million a year ago. Quarterly revenue for the division totaled $462.7 million, an increase of $65.9 million or 16.6% over the same period in 2003. Backlog increased 25.8% in the third quarter 2004 to $606.8 million compared with $482.3 million for the third quarter 2003. Branch Division gross profit as a percent of revenue was 16.7% for the third quarter 2004 compared with 17.2% for the third quarter 2003. Operating income as a percent of revenue in the quarter was 12.2% compared with 12.1% last year.

        HCD operating income for the quarter was $9.9 million (which includes $2.7 million from newly consolidated construction joint ventures*) compared with $4.9 million for the third quarter 2003. HCD revenue for the quarter totaled $237.1 million versus $183.3 million for the same period last year and includes $30.2 million in the 2004 quarter from newly consolidated joint ventures*. Backlog was $1.41 billion at September 30, 2004, excluding the partners’ share of consolidated joint venture backlog of $305.1 million, and was $1.42 billion at September 30, 2003. HCD gross profit as a percent of revenue increased in the quarter to 7.9% compared with 7.3% for the quarter ended September 30, 2003. Primarily as a result of the increase in HCD gross margin, operating income as a percent of revenue in the quarter was 4.2% compared with 2.7% last year.

        Business Outlook

        The Company continues to expect Branch Division operating income to be in line with its 2003 performance. Although posting improved quarterly results, HCD is not performing at expected levels. The Company is no longer forecasting a large HCD project to reach 25% complete this year and now expects to recognize the associated profit for that project when it reaches 25% complete in early 2005. As a result of this timing issue, coupled with margin deterioration experienced on several large HCD projects earlier this year, operating income for the division in 2004 is now expected to be lower than in 2003. The Company’s earnings guidance for 2004 is in the range of $1.15 to $1.20 per diluted share. It is important to note that the amount of work the Company is able to complete in the fourth quarter can vary significantly due to weather.

        Looking ahead, the continued contribution of the private sector, as well as local agency work and construction materials business will all play a key role in the Branch Division’s performance in 2005. In particular, there continues to be a healthy demand for construction materials driven by residential, commercial and industrial markets in the West. However, the Company has yet to see a significant increase in state projects in California, its largest market. The amount of Caltrans work available will rely in large part on several state and federal transportation funding issues that may or may not be resolved in 2005. The Company’s outlook for an improved performance from HCD is based on an increase in gross margins on its projects going forward.

        Year-to-Date Results

        For the nine month period ended September 30, 2004, total revenue increased 18.0% to $1.60 billion compared with $1.35 billion a year ago. Total company revenue for the nine months ended September 30, 2004 includes $78.9 million resulting from consolidating certain construction joint ventures as required by new accounting rules*.

        Net income for the nine-month period ended September 30, 2004 was $37.5 million, or $0.91 per diluted share compared with net income of $46.6 million or $1.14 per diluted share for the same period last year. (First quarter 2003 results include $18.4 million in pre-tax income related to the sale of the State Route 91 Toll Road Franchise by the California Private Transportation Corporation, of which Granite is a 22.2% limited partner.) Total gross profit as a percent of revenue for the nine months ended September 30, 2004 decreased to 10.4% compared with 12.4% for the same period in 2003.

        Third Quarter Conference Call Information:

        Granite will host a conference call at 8:00 a.m. Pacific Time, 11:00 a.m. Eastern Time on Thursday, November 4, 2004 which will be live on the internet, and can be accessed at www.graniteconstruction.com or by calling 719-457-2662. A replay of the call can be accessed on the Company’s website or by calling 888-203-1112 for domestic U.S. and Canada or 719-457-0820 for international callers, access code 904044. The replay will be available beginning at 11:00 a.m. Pacific Time on November 4, 2004 through 5:00 p.m. Pacific Time on November 12, 2004.

        Granite Construction Incorporated is a member of the S&P 400 Index and is the parent company of Granite Construction Company, one of the nation’s largest heavy civil contractors and construction materials producers. Granite Construction Company serves both public and private sector clients through its offices nationwide. For more information about Granite, please visit its website at www.graniteconstruction.com.

*Note:	The Company has determined that certain of the construction joint ventures in which it participates are variable interest entities as defined by FIN No. 46 “Consolidation of Variable Interest Entities” issued by the Financial Accounting Standards Board. Accordingly, the Company has consolidated those joint ventures where it has determined that the Company is the primary beneficiary prospectively beginning on January 1, 2004. There was no material effect on the Company’s net income as a result of these consolidations for the three or nine months ended September 30, 2004.

        This press release contains forward-looking statements, such as statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and the future results of Granite that are based on current expectations, estimates, forecasts, and projects as well as the beliefs and assumptions of Granite’s management. Words such as “outlook,” “believes,” “expects,” “appears,” “may,” “will,” “should,” “or “anticipates,” or the negative thereof or comparable terminology, are intended to identify such forward-looking statements. These forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore actual results may differ materially and adversely from those expressed in any forward-looking statements. Specific risk factors include, without limitation, changes in the composition of applicable federal and state legislation appropriation committees; federal and state appropriation changes for infrastructure spending; the general state of the economy; job productivity; accuracy of project estimates; weather conditions; competition and pricing pressures; and state referendums and initiatives. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Granite undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

GRANITE CONSTRUCTION INCORPORATED
COMPARATIVE FINANCIAL SUMMARY
(Unaudited - In Thousands, Except Per Share Data)

	Three Months Ended September 30,		Variance
Operations	2004	2003	Amount	Percent

Revenue	$699,825	$580,200	$119,625	20.6
Gross profit	$95,348	$82,059	$13,289	16.2
Gross profit as a percent of
revenue	13.6%	14.1%	(0.5%)	—
General and administrative
expenses	$44,007	$42,533	$(1,474)	(3.5)
G&A expenses as a percent of
revenue	6.3%	7.3%	1.0%	—
Gain on sales of property and
equipment	$2,638	$3,018	$(380)	(12.6)
Other income (expense)
Interest income	$1,353	$1,145	$208	18.2
Interest expense	$(1,813)	$(1,939)	$126	6.5
Equity in income (loss) of
affiliates	$3	$(37)	$40	****
Other, net	$59	$86	$(27)	(31.4)
Total other income
(loss)	$(398)	$(745)	$347	46.6
Income before provision for
income taxes and
minority interest	$53,581	$41,799	$11,782	28.2
Minority interest	$(3,892)	$(834)	$(3,058)	****
Net income	$32,785	$25,834	$6,951	26.9
Net income per share:
Basic	$0.81	$0.64	$0.17	26.6
Diluted	$0.80	$0.63	$0.17	27.0
Weighted average shares of common stock:
Basic	40,433	40,217	216	0.5
Diluted	41,083	40,908	175	0.4

	Sept. 30, 2004	Dec. 31, 2003	Variance
Financial Position			Amount	Percent

Working capital	$324,257	$269,947	$54,310	20.1
Current ratio	1.62	1.77	(0.15)	(8.5)
Long-term
debt	$125,850	$126,708	$(858)	(0.7)
Total liabilities
to equity ratio	1.41	1.10	0.31	28.2
Stockholders’
equity	$532,190	$504,891	$27,299	5.4
Total assets	$1,284,543	$1,060,410	$224,133	21.1
Book value per
common share	$12.79	$12.16	$0.63	5.2
Backlog	$2,317,974	$1,985,788	$332,186	16.7

	Nine Months Ended September 30,		Variance
Operations	2004	2003	Amount	Percent

Revenue	$1,595,597	$1,351,765	$243,832	18.0
Gross profit	$165,776	$168,259	$(2,483)	(1.5)
Gross profit as a percent
of revenue	10.4%	12.4%	(2.0%)	—
General and administrative
expenses	$116,465	$115,478	$(987)	(0.9)
G&A expenses as a percent
of revenue	7.3%	8.5%	1.2%	—
Gain on sales of property
and equipment	$17,077	$3,546	$13,531	****
Other income (expense)
Interest income	$4,068	$4,633	$(565)	(12.2)
Interest expense	$(5,412)	$(6,577)	$1,165	17.7
Equity in income (loss) of
affiliates	$2,876	$18,088	$(15,212)	(84.1)
Other, net	$154	$2,364	$(2,210)	(93.5)
Total other income
(loss)	$1,686	$18,508	$(16,822)	(90.9)
Income before provision for
income taxes and
minority interest	$68,074	$74,835	$(6,761)	(9.0)
Minority interest	$(8,833)	$(1,099)	$(7,734)	****
Net income	$37,482	$46,646	$(9,164)	(19.6)
Net income per share:
Basic	$0.93	$1.16	$(0.23)	(19.8)
Diluted	$0.91	$1.14	$(0.23)	(20.2)
Weighted average shares of common stock:
Basic	40,372	40,160	212	0.5
Diluted	40,974	40,741	233	0.6

	September 30,		Variance
Financial Position	2004	2003	Amount	Percent

Working capital	$324,257	$238,158	$86,099	36.2
Current ratio	1.62	1.59	0.03	1.9
Long-term debt	$125,850	$127,473	$(1,623)	(1.3)
Total liabilities
to equity ratio	1.41	1.22	0.19	15.6
Stockholders’ equity	$532,190	$493,024	$39,166	7.9
Total assets	$1,284,543	$1,094,794	$189,749	17.3
Book value per
common share	$12.79	$11.87	$0.92	7.8
Backlog	$2,317,974	$1,900,115	$417,859	22.0

****	Represents percentages greater than 100%

GRANITE CONSTRUCTION INCORPORATED
REVENUE AND BACKLOG ANALYSIS
(Unaudited - Dollars In Thousands)

BY MARKET SECTOR

	Revenue Three Months Ended September 30,		Variance
	2004	2003	Amount	Percent
Contracts
Federal	$48,333	$20,535	$27,798	****
State	214,576	241,433	(26,857)	(11.1)
Local	246,309	159,976	86,333	54.0
Total public sector	509,218	421,944	87,274	20.7
Private sector	99,582	74,725	24,857	33.3
Aggregate sales	91,025	83,531	7,494	9.0
	$699,825	$580,200	$119,625	20.6

BY GEOGRAPHIC AREA

	Revenue Three Months Ended September 30,		Variance
	2004	2003	Amount	Percent

California	$255,906	$218,247	$37,659	17.3
West (Excl. CA)	239,041	205,412	33,629	16.4
Midwest	23,546	20,313	3,233	15.9
Northeast	88,362	38,825	49,537	****
South	92,970	97,403	(4,433)	(4.6)
	$699,825	$580,200	$119,625	20.6

BY MARKET SECTOR

	Backlog September 30,		Variance
	2004	2003	Amount	Percent
Contracts
Federal	$76,581	$81,616	$(5,035)	(6.2)
State	773,633	790,556	(16,923)	(2.1)
Local	1,236,939	850,163	386,776	45.5
Total public sector	2,087,153	1,722,335	364,818	21.2
Private sector	230,821	177,780	53,041	29.8
Aggregate sales	—	—	—	—
	$2,317,974	$1,900,115	$417,859	22.0

BY GEOGRAPHIC AREA

	Backlog September 30,		Variance
	2004	2003	Amount	Percent

California	$674,622	$311,264	$363,358	****
West (Excl. CA)	377,770	310,053	67,717	21.8
Midwest	144,973	44,703	100,270	****
Northeast	599,593	561,494	38,099	6.8
South	521,016	672,601	(151,585)	(22.5)
	$2,317,974	$1,900,115	$417,859	22.0

****	Represents percentages greater than 100%

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited - In thousands, except share and per share data)

	September 30, 2004	December 31, 2003
Assets
Current assets
Cash and cash equivalents	$185,276	$69,919
Short-term marketable securities	46,688	90,869
Accounts receivable, net	434,390	288,210
Costs and estimated earnings in
excess of billings	61,023	31,189
Inventories	33,254	29,878
Deferred income taxes	22,152	22,421
Equity in construction joint
ventures	21,068	42,250
Other current assets	41,757	43,915
Total current assets	845,608	618,651
Property and equipment, net	351,847	344,734
Long-term marketable securities	27,515	41,197
Investment in affiliates	13,044	18,295
Other assets	46,529	37,533
	$1,284,543	$1,060,410
Liabilities and Stockholders’ Equity
Current liabilities
Current maturities of long-term
debt	$10,287	$8,182
Accounts payable	219,890	135,468
Billings in excess of costs and
estimated earnings	145,159	99,337
Accrued expenses and other current
liabilities	146,015	105,717
Total current liabilities	521,351	348,704
Long-term debt	125,850	126,708
Other long-term liabilities	29,745	24,938
Deferred income taxes	45,775	44,297
Minority interest in consolidated
subsidiaries	29,632	10,872
Stockholders’ equity
Preferred stock, $0.01 par value,
authorized 3,000,000 shares;
none outstanding	—	—
Common stock, $0.01 par value,
authorized 100,000,000
shares; issued and outstanding
41,615,957 shares in
2004 and 41,528,317
shares in 2003	416	415
Additional paid-in capital	76,106	73,651
Retained earnings	467,271	442,272
Accumulated other comprehensive
income	619	76
	544,412	516,414
Unearned compensation	(12,222)	(11,523)
	532,190	504,891
	$1,284,543	$1,060,410

SOURCE Granite Construction
        -0-                            11/03/2004
        /CONTACT: Jacque Underdown, +1-831-761-4741, for Granite Construction Incorporated/
        /Web site: http://www.graniteconstruction.com/
        (GVA)

CO: Granite Construction
ST: California
IN: CST
SU: ERN ERP CCA